UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            FORM 8-K



                         Current Report
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of report (Date of earliest event reported) October 25, 1996

                              CUC International Inc.
           (Exact name of Registrant as specified in charter)


             Delaware                 1-10308          06-0918165
(State or other jurisdiction       (Commission       (I.R.S. Employer
  of  incorporation)               File Number)     Identification No.)


       707 Summer Street
     Stamford, Connecticut                                06901
(Address of principal executive offices)               (Zip Code)


                             (203)324-9261
            (Registrant's telephone number, including area code)


                            Not applicable
(Former name or former address, if changed since last report.)



ITEM 5.   OTHER EVENTS


Post-Acquisition Financial Results


On August 29, 1996, FISI*Madison Financial Corporation, a wholly-owned subsidiary of CUC International Inc. (the "Company"), acquired substantially all of the assets and liabilities of Kevlin Services, Incorporated ("Kevlin"), pursuant to the terms of an Agreement and Plan of Reorganization dated the same date. Kevlin, which is based in Dallas, Texas, provides membership-based consumer services, including accidental death and dismemberment insurance, to and for the benefit of financial institutions. This acquisition is being accounted for as a pooling-of-interests.

On September 23, 1996, the Company acquired all of the outstanding capital stock of Dine-A-Mate, Inc. ("Dine-A-Mate"), a New York corporation which publishes discount coupon books. This acquisition is being accounted for as a pooling-of-interests.

The following is a summary of certain interim financial results of the Company, on a consolidated basis, reflecting the combined operations of the Company, Kevlin and Dine-A-Mate.

For the one-month period ended October 25, 1996, the Company had consolidated revenues and net income of approximately $197 million and $23.7 million ($.06 per share), respectively. The weighted average number of shares of the Company's common stock outstanding for this period was approximately 406 million shares, adjusted to give effect to the Company's 3-for-2 stock split, in the form of a stock dividend, effected on October 21, 1996.




                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                           CUC International Inc.
                           (Registrant)





Date: October 28, 1996    By: COSMO CORIGLIANO
                              Cosmo Corigliano - Senior Vice President
                              and Chief Financial Officer
                             (Principal Financial and Accounting Officer)